[Exhibit 83]








THOMAS F. KUMMER
VON S. HEINZ                               CONTAINS CONFIDENTIAL
KUMMER KAEMPFER BONNER & RENSHAW           DISCOVERY MATERIALS--
Seventh Floor                              SUBJECT TO COURT ORDER
3800 Howard Hughes Parkway
Las Vegas, Nevada 89109                    CONFIDENTIAL INFORMATION
(702) 792-7000                             REDACTED FOR PUBLIC
                                           DISCLOSURE
Attorneys for Defendant/Counterclaimant
ITT CORPORATION


                     UNITED STATES DISTRICT COURT

                          DISTRICT OF NEVADA



HILTON  HOTELS  CORPORATION  and   )
HLT  CORPORATION,                  )
                                   )
              Plaintiffs,          )
     vs.                           )
                                   )    Case No. CV-S-97-95-PMP (RLH)
ITT  CORPORATION,  RAND  V.        )
ARASKOG,  ROBERT  A.  BOWMAN,      )
BETTE  B.  ANDERSON,  NOLAN  D.    )
ARCHIBALD,  ROBERT  A.  BURNETT,   )
PAUL  G.  KIRK,  JR.,  EDWARD  C.  )
MEYER,  BENJAMIN  F.  PAYTON,  VIN )
WEBER,  and  MARGITA  E.  WHITE,   )
                                   )
              Defendants.          )
                                   )
                                   )
ITT  CORPORATION,                  )
                                   )    ITT'S REPLY MEMORANDUM OF
              Defendant and        )    POINTS AND AUTHORITIES IN
              Counterclaimant,     )    SUPPORT OF ITS MOTION TO
                                   )    DISMISS COUNTS III-VII OF
         vs.                       )    THE FIRST AMENDED AND
                                   )    SUPPLEMENTAL COMPLAINT
                                   )    OR, IN THE ALTERNATIVE,
HILTON  HOTELS  CORPORATION  and   )    FOR PARTIAL SUMMARY
HLT  CORPORATION,                  )    JUDGMENT
                                   )
              Plaintiffs and       )     ORIGINAL FILED UNDER SEAL
              Counterdefendants.   )
                                   )

                           TABLE OF CONTENTS
                                                        PAGE
PRELIMINARY STATEMENT.................................    1

FACTUAL BACKGROUND....................................    2

     A.   Hilton's FelCor Claim.......................    2

     B.   Hilton's Speculative Claims.................    6

     C.   ITT's Comprehensive Plan....................    7

ARGUMENT..............................................    8

I.   HILTON'S UNRIPE CLAIMS SHOULD BE DISMISSED.......    8

II.  HILTON'S BREACH OF FIDUCIARY DUTY CLAIMS
     SHOULD BE DISMISSED..............................    9

     A.   Hilton's Claims Are Derivative..............    9

     B.   These Derivative Claims Should Be Dismissed.   11

III. COUNTS III-V SHOULD BE DISMISSED FOR FAILURE
     TO STATE A CLAIM UNDER NEVADA LAW................   12

     A.   Hilton's Unocal Count Fails To State A Claim.  12

     B.   Hilton's Revlon Count Fails To State A Claim.  13

     C.   Count V Fails To State A Claim...............  15

IV.  HILTON'S NEW COUNTS SHOULD BE DISMISSED FOR
     FAILURE TO JOIN INDISPENSABLE PARTIES.............  16

V.   IN THE ALTERNATIVE, PARTIAL SUMMARY JUDGMENT
     SHOULD BE GRANTED.................................  17

CONCLUSION.............................................  19

                         TABLE OF AUTHORITIES

CASES                                                       PAGE

Abrams v. Koether, 766 F. Supp. 237 (D.N.J. 1991).....       12

Arizona v. Atchison, Topeka & Santa Fe R.R. Co.,
     656 F.2d 398 (9th Cir 1981)......................        9

Baron & Strawbridge & Clothier, 646 F. Supp. 690
     (E.D. Pa. 1986)..................................       11

Buchanan v. Henderson, 131 B.R. 859 (D. Nev. 1990),
     revd. on other grounds, 985 F.2d 1021
     (9th Cir. 1993)..................................       13

CRTF Corp. v. Federated Dep't Stores, Inc.,
     683 F. Supp. 422 (S.D.N.Y. 1988).................       10

Duval Ranching Co. v. Glickman, CV-N-95-38-ECR,
     1997 U.S. Dist. LEXIS 7251 (D. Nev. March 13,
     1997)............................................        8

Eagle v. AT&T, 769 F.2d 541 (9th Cir. 1985)...........       10

Fidelity & Deposit Co. v. City of Sheboygan Falls,
     713 F.2d 1261 (7th Cir. 1983)....................       16

Fleming v. Lind-Waldock & Co., 922 F.2d 20 (1st Cir.
 1990)................................................       11

Foster v. Arata, 325 P.2d 759 (Nev. 1958).............       15

Friedman v. Mohasco Corp., 929 F.2d 77 (2d Cir. 1991).       10

Greenspun v. Del E. Webb Corp., 634 F.2d 1204
     (9th Cir. 1980)..................................       12

Hilton Hotels Corp. v. ITT Corp., 962 F. Supp. 1309
     (D. Nev.), aff'd, 116 F.3d 1485 (9th Cir. 1997)..        9

Holliday v. McMullen, 756 P.2d 1179 (Nev. 1988).......       15

In re Santa Fe Pacific Corp. Shareholder Litig.,
     669 A.2d 59 (Del. 1995)..........................       15

Kahn v. Sprouse, 842 F. Supp. 423 (D. Or. 1993).......       10

Klaus v. Hi-Shear Corp., 528 F.2d 225 (9th Cir. 1975).       10

Leavitt v. Leisure Sports, Inc., 734 P.2d 1221
     (Nev. 1987)......................................       13

Lipton v. News Int'l, 514 A.2d 1075 (Del. 1986).......       11

Lomayaktewa v. Hathaway, 520 F.2d 1324
     (9th Cir. 1975), cert. denied sub nom.
     Susenkewa v. Kleppe, 425 U.S. 903 (1976).........       16

Milgard Tempering, Inc. v. Selas Corp. of America,
     902 F.2d 703 (9th Cir. 1990).....................       12

National Auto. & Cas. Ins. Co. v. Payne, 67 Cal.
     Rptr. 784 (Cal. Ct. App. 1968)...................       13

Newell Co. v. Vermont Am. Corp., 725 F. Supp. 351
     (N.D. Ill. 1989).................................    10,11

O'Neill v. Church's Fried Chicken, Inc., 910 F.2d
     263 (5th Cir. 1990)..............................       10

Pacific Gas & Elec. Co. v. State Energy Resources
     Conservation & Dev. Comm'n, 461 U.S. 190 (1983)..      8,9

Packer v. Yampol, C.A. No. 8432, 1986 WL 2582
     (Del. Ch. Apr. 18, 1986).........................       11

Paramount Communications Inc. v. QVC Network Inc.,
     637 A.2d 34 (Del. 1994)..........................       18

Revlon Inc. v. MacAndrews & Forbes Holdings, Inc.,
     506 A.2d 173 (Del. 1986).........................   13, 14
                                                          18

Richman v. W. L. Gore & Assoc., Inc., 881 F. Supp.
     895 (S.D.N.Y. 1995)..............................       11

Spillyards v. Abboud, 662 N.E.2d 1358
     (Ill. App. Ct.), reh'g denied, C.A.
     Nos. 1-93-3866, 1-94-0075 (Apr. 3, 1996)..........      11

Stahl v. Apple Bancorp, Inc., 579 A.2d lll5
     (Del. Ch. 1990)...................................      14

Stepak v. Schey, 553 N.E.2d 1072 (Ohio 1990)...........      14

Thomas v. Bible, 983 F.2d 152 (9th Cir. 1993)..........      12

Thomas v. Union Carbide Agric. Prod. Co., 473 U.S.
     568 (1985)........................................       9

Tomczak v. Morton Thiokol, Inc., Civ. No. 786,
     1990 WL 42607 (Del. Ch. Apr. 5, 1990).............      14

Umbriac v. Kaiser, 467 F. Supp. 548 (D. Nev. 1979).....      15

United States ex rel. Gulbronson v. D&J Enterprises,
     No. 93-C-233-C, 1993 U.S. Dist. LEXIS 19843
     (W.D. Wis. Dec. 23, 1993).........................      16

Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946
     (Del. 1985).......................................   12,13

WLR Foods, Inc. v. Tyson Foods, Inc., 65 F.3d 1172
     (4th Cir. 1995), cert. denied, 116 S. Ct. 921
     (1996)............................................      13


STATUTES AND OTHER AUTHORITIES

Fed. R. Civ. P. Rule 19................................      17

Fed. R. Civ. P. Rule 23.1..............................      12

Fed. R. Civ. P. Rule 56................................    2,18

Cal. Corp. Code ss. 820................................      13

Del. Code Ann. tit. 8 ss. 271...........................     15

Fla. Stat. Ann. ss. 607.0830............................     13

Ind. Code Ann. ss. 23-1-35-1............................     13

Mich. Stat. Ann. ss. 21.200(541a).......................     13

NRS ss. 78.138..........................................  10,12
                                                       13,14
                                                          18

NRS ss. 78.140..........................................     13

NRS ss. 78.565..........................................  15,16

Ohio Rev. Code Ann. ss. 1701.59(E)......................     14

Or. Rev. Stat. ss. 60.357...............................     13

Tenn. Code Ann. ss. 48-35-204...........................     15

Keith P. Bishop, Nevada Corporation Law & Practice,
     ss. 7.15 (1993)....................................     14

                         PRELIMINARY STATEMENT

     Hilton started this lawsuit, purportedly about the FelCor transaction, even though Hilton knew that its factual assertions about FelCor were false and even though Hilton's chief executive stated that Hilton did not care about the FelCor transaction. In fact, the lawsuit was designed to deter ITT from making other asset sales.

     Hilton does not dispute this. Instead, Hilton tries to distract attention from the lack of merit of its FelCor claim by asserting that ITT has entered into 58 management and franchise agreements since the Hilton bid was announced. This allegation is as lacking as the FelCor claim. ITT has indeed entered into a record number of new agreements and, in connection with some of the agreements, has been required to give hotel owners and franchisees change-of-control "outs" because of the special risks created by Hilton's hostile tender offer, including Hilton's plan to license the Sheraton brand to HFS Incorporated ("HFS"). The owners and franchisees do not want to run the risk that HFS (or some other party selected by Hilton) could mismanage their properties, any more than FelCor would run this risk. [REDACTED]

     Hilton's FelCor claims (and its claims in relation to the management and franchise agreements) are thus plainly without merit. What Hilton is left with is some unripe claims relating to purely speculative "transactions" based on rumor. After a discussion of the facts relating to FelCor and Hilton's speculative claims, we show that:

     (a) Hilton's unripe claims should be dismissed (see Point I, infra);

     (b) Hilton's claims are derivative and Hilton has no standing to bring them (see Point II, infra);

     (c)  Hilton's  Delaware law claims should be dismissed (see Point
          III, infra);

     (d) Hilton's claims should be dismissed for failure to join FelCor and others as indispensable parties (see Point IV, infra); and

     (e) Partial summary judgment is appropriate with respect to Hilton's FelCor claim and its claims with respect to the management and franchise contracts (see Point V, infra).


                          FACTUAL BACKGROUND

A.   Hilton's FelCor Claim.<F1>

     Hilton's opposition papers ("Opp.") do not contain any response by Hilton's chief executive, Mr. Bollenbach, to the testimony of FelCor's chairman, Mr. Feldman, that:

     --   the change-of-control provision in the FelCor agreement "was
          FelCor's   idea"  and  "FelCor  had  insisted  that  such  a
          provision be included" (Feldman Aff. P. 4);

     --   FelCor   insisted   on  this   provision   "because  of  the
          uncertainty about what would happen to the Sheraton brand in the event of a Hilton acquisition" (id. P. 5);

     -- if Hilton could assure Mr. Feldman that the Sheraton brand would not be passed on to HFS in the event that Hilton acquired ITT, Mr. Feldman "would talk with him about agreeing not to exercise the option [to terminate]" (id.);

     -- when Mr. Bollenbach declined to provide such an assurance, Mr. Feldman "told Mr. Bollenbach that in that case [he] had no choice but to continue FelCor's insistence on including the change-of- control option in [Felcor's] deal with ITT" (id. P. 9); and

     -- Mr. Bollenbach told Mr. Feldman that "he was not worried about the FelCor deal itself", and that the real object of this litigation was to "stop ITT from selling any more hotels" (id. P. P. 6, 8).

     Hilton has chosen not to submit a responsive affidavit from Mr. Bollenbach. Given the requirements of Fed. R. Civ. P. Rule 56(e) and
(f), that failure to challenge Mr. Feldman's testimony is dispositive. Moreover, Hilton's further arguments designed to distract attention 1from its failure to controvert Mr. Feldman fare no better.



--------

<F1> Obviously, ITT does not challenge the ripeness of Hilton's claims relating to already executed transactions, such as the FelCor contract.

[REDACTED] And it is irrelevant because FelCor insisted that the clause be inserted, a fact not changed by the identity of the draftsman. [REDACTED] <F2>







--------
<F2> [REDACTED]

     We repeat, the change-of-control provision was included at FelCor's insistence and for FelCor's own business reasons, and Hilton knew this when it filed its amended complaint. Thus, Hilton knew when it filed its amended complaint that each of the following allegations was false:

     -- that the FelCor change-of-control provision is "an attempt to deter Hilton . . . from acquiring control of ITT" (P.
          25);

     -- that this provision is "a pure entrenchment device" and "a 'poison pill' designed to destroy the value of ITT" (P. 33) and "to make ITT takeover-proof" (P. 45); and

     -- that this provision "[does] not serve any legitimate purpose of FelCor" (P. 32).

     As Hilton well knew, ITT was compelled to agree to the change-of-control provision because of FelCor's concerns about Hilton's plan, if successful in acquiring ITT, to sell or license the Sheraton brand to HFS, a low-end hotel and motel franchisor. Feldman Aff. P. 5; [REDACTED]. The legitimacy of this concern cannot be seriously questioned. Indeed, many of Sheraton's other hotel owners and franchisees have expressed similar concerns and have demanded the inclusion in their contracts with ITT of provisions, like FelCor's, permitting them to terminate their contracts in the event of a Hilton acquisition. Heinz Aff., Ex. G at 3-4.<F3>

--------

   <F3> The Sheraton partners' concerns are illustrated by a letter to
Sheraton from Eugene Cenci, President of the Association of Sheraton Franchisees of North America (the "Association"). The Association was established independently of Sheraton and ITT and directly in response to Hilton's bid in order to evaluate the

     Hilton does not contest this.  [REDACTED]  <F4>   [REDACTED]  <F5>

--------

impact of a bid on Sheraton franchisees. Mr. Cenci reported that a survey conducted by the Association showed that:

     -- 88.2% of the survey's respondents believe that their business would be adversely affected if Hilton's takeover succeeded and if Hilton sold off a significant number of Sheraton's flagship properties;

     -- 91.4% of the survey's respondents believe that if HFS became their franchisor, the value of their properties would be diminished; and

     -- 92.4% would consider reflagging their properties if HFS became their franchisor. Heinz Aff., Ex. G at 1.

<F4> [REDACTED]

<F5> [REDACTED]

     This evidence disposes not only of Hilton's FelCor claim but also of Hilton's efforts to breathe life back into its amended complaint by diverting attention from the FelCor transaction to the management and franchise agreements that ITT has entered into since the announcement of Hilton's tender offer, some of which also contain change-of-control provisions. Opp. at 1. Change-of- control provisions were included in some of these agreements--like the FelCor agreement [REDACTED] --at the insistence of hotel owners and franchisees concerned about the possibility that Hilton may license the Sheraton brand to HFS or another inappropriate party, or even mismanage the brand itself. Heinz Aff., Ex. G. ITT had no choice but to accept these provisions--like the FelCor provision--in order to continue building its business and to continue enhancing stockholder value despite the uncertainties created by Hilton's bid. Id.<F6>

B. Hilton's  Speculative Claims.

     Hilton seeks to bolster its amended complaint and to distract attention from its moribund FelCor claim by asserting entirely speculative claims that seek relief from various rumored prospective transactions, including rumored transactions involving the sale of ITT's "crown jewel" hotels. Am. Cpt. P. P. 69(i), (k). Hilton asserts that "people familiar with the discussions" "have told the media" that ITT is entertaining bids for several of its "crown jewel" hotels and is seeking management contracts for these hotels containing change-of-control provisions. Opp. at 1. ITT has not yet announced any such sales, much less


--------


   <F6>Hilton's   further   assertion  (Opp.  at  2,  18)  that  these
management and franchise  agreements  amount to the sale or "break-up"
of the corporation is obviously false. These are either new contracts--which are purely accretive--or renewal agreements, and they do not involve the sale by ITT of any assets.

consummated them. Indeed, Hilton does not even allege that any such sales are imminent.<F7>

C.   ITT's Comprehensive Plan.<F8>

     Hilton also seeks to bolster its amended complaint by referring to ITT's recently announced Comprehensive Plan (the "Plan"). Opp. at
2. Hilton disingenuously mischaracterizes the Plan, as it mischaracterizes the FelCor transaction and ITT's recent management and franchise contracts, as a sale or "break-up" of the corporation. The Plan does not involve a sale or "break-up" of ITT. It involves the widely applauded separation of ITT's gaming and lodging business, its educational services business and its telephone directories business into distinct, publicly-traded entities, in each of which ITT's stockholders will hold shares. Thus, after implementation of the Plan, with the exception of a value-enhancing sale of a minority interest in ITT's telephone directories business (to Clayton, Dubilier & Rice, Inc. after stockholder approval), all of ITT's businesses will continue to be owned, as now, by ITT's stockholders.

     Moreover, both Hilton's public statements and statements of ITT stockholders since ITT announced the Plan belie Hilton's allegations that the ITT Board is seeking "to deprive ITT shareholders of the opportunity to receive the benefits of Hilton's tender offer" (Am. Cpt. P. 1); that the Board's rejection of the Hilton bid as inadequate was "hasty and ill-informed" (id. P. 21); and that the Board adopted the Plan "without any effort to ascertain whether Hilton is willing to provide


--------


   <F7>On August 3, 1997,  ITT  announced  that it had entered into an agreement in principle with Davis Gaming, L.L.C. ("Davis Gaming") pursuant to which (i) the parties will form a 50/50 joint venture to own The Desert Inn Resort and Casino (the "Desert Inn") -- which is not a so-called "crown jewel" -- and a 34 acre parcel of land adjacent to the Desert Inn; (ii) ITT will manage the Desert Inn for 10 years with an option to extend the management contract for an additional 10 years; and (iii) ITT will also manage a new hotel and casino to be developed on the 34 acre parcel. See Heinz Aff., Ex. O. At the insistence of Davis Gaming, the management contracts will include change-of-control provisions similar to the FelCor transaction. Id. at 2.

   <F8>The  Plan  is  addressed  in  ITT's  action  for a  declaratory judgment, filed on July 16, 1997, Civ. No. CV-5-97-00893-DWH (RLH).

greater value to ITT stockholders" than the Plan can deliver (Opp. at 2). Mr. Bollenbach has publicly acknowledged that, as a result of the Plan, ITT's stock "moved to a price level that doesn't make any sense to me and to our board" (Heinz Aff., Ex. M); that Hilton does not intend to raise its price or otherwise revise the terms of its bid (Heinz Aff., Ex. N); and that "at this point as far as I'm concerned it's largely a lawyers problem" (id.). And the ITT Shareholder Plaintiffs have informed this Court that they "consider that when the Hilton offer (in its current form) is compared to the Comprehensive Plan, the Comprehensive Plan better serves the interests of ITT's shareholders".<F9> Thus, not only is Hilton's bid concededly inferior to ITT's Plan, but Hilton does not intend to make any further effort to demonstrate the asserted merits of its bid to the market--rather, Hilton is asking this Court to replace ITT's Board as the party responsible for managing ITT and to replace the market as the arbiter of ITT's business and financial performance, and Hilton's bid.

                               ARGUMENT

I.   HILTON'S UNRIPE CLAIMS SHOULD BE DISMISSED.

     In determining whether claims are ripe, a court must consider "the fitness of the issues for judicial decision" and "the hardship to the parties of withholding court consideration". Pacific Gas & Elec. Co. v. State Energy Resources Conservation & Dev. Comm'n, 461 U.S. 190, 201 (1983) (quoting Abbott Labs. v. Gardner, 387 U.S. 136, 149
(1967)); see also Duval Ranching Co. v. Glickman, CV-N-95-38-ECR, 1997 U.S. Dist. LEXIS 7251, at *34 (D. Nev. March 13, 1997). Hilton has ignored both of these requirements.

     First, Hilton's speculative claims are not fit for judicial decision. Hilton would have this Court issue an advisory opinion concerning transactions that have







--------





<F9>See ITT Shareholder Plaintiffs' Opening Memorandum Of Points And
Authorities In Response To ITT Corporation's Request For Declaratory Relief (filed on July 31, 1997 in CV-S-97-00893-DWH (RLH)) at 2-3.

not--and indeed may not--ever occur. Hilton seeks to confuse the consummation of a transaction with its announcement. Opp. at 7. Although claims may certainly be ripe before they have been consummated, it is a very different matter when they have not even been signed or announced, and are purely the stuff of rumor and speculation. Requiring this Court to adjudicate claims involving transactions that may never occur is a waste of judicial resources. See Arizona v. Atchison, Topeka & Santa Fe R.R. Co., 656 F.2d 398, 402 (9th Cir. 1981).

     Moreover, as this Court has recognized, "'inquiries concerning fiduciary duties are inherently particularized and contextual'". Hilton Hotels Corp. v. ITT Corp., 962 F. Supp. 1309, 1311 (D. Nev.), aff'd, 116 F.3d 1485 (9th Cir. 1997). Hilton makes no attempt to show how the Court could properly address claims regarding the particularized circumstances of transactions that have not yet occurred, and the terms of which do not exist.<F10> Not even Hilton can seriously suggest that this Court should prevent any transaction by ITT, regardless of its terms.

     Second, Hilton has failed to demonstrate "the hardship to the parties of withholding court consideration" of its claims. See Pacific Gas, 461 U.S. at 201. Clearly, Hilton will suffer no hardship should this Court refrain from ruling on the validity of any future ITT transactions before those transactions are even signed and announced, and Hilton has made no attempt to argue that it would.

II.  HILTON'S BREACH OF FIDUCIARY DUTY CLAIMS SHOULD BE DISMISSED.

     A.  Hilton's Claims Are Derivative.

     NRS  78.138(1)   provides  that  "directors  and  officers  shall
exercise their powers in good faith and with a view to the interests of the corporation". That


--------



   <F10>Indeed,  Hilton's  own  authority  recognizes  the  dangers of pushing for court action where resolution of the issues depends on further factual developments. See Thomas v. Union Carbide Agric. Prod. Co., 473 U.S. 568, 581 (1985) (threatened future action is not deemed to be "certainly impending" if resolution of the issues depends on future factual developments).

statutory language makes clear that a Nevada corporation's director's duties run to the corporation, not directly to the stockholders, and thus that a claim for breach of those duties must be asserted derivatively. Indeed, even absent such a statute, numerous courts have held that breach of fiduciary duty claims are derivative.<F11> In particular, courts have recognized that "[a]ny misconduct on the part of the directors in reacting to a tender [offer] for all the corporation's stock will harm all stockholders", and thus that claims in relation to such conduct are derivative. O'Neill v. Church's Fried Chicken, Inc., 910 F.2d 263, 267 (5th Cir. 1990); see also Kahn v. Sprouse, 842 F. Supp. 423, 427 (D. Or. 1993) ("Unocal is not grounds on which to assert a direct action").

     Hilton simply ignores this authority and asserts that tender offerors have standing to bring breach of fiduciary claims. Opp. at
10. Apart from the fact that the authority Hilton relies on is inapposite,<F12> Hilton makes no effort to reconcile its assertion either with the plain language of NRS 78.138(1) or with any of the other authorities cited by ITT.<F13>

     Hilton's further assertion that claims alleging interference with the stockholder franchise may be asserted directly (Opp. at 10-11) is irrelevant. ITT's hotel sales and related change-of-control provisions cannot plausibly be




--------



   <F11>See, e.g., Friedman v. Mohasco Corp., 929 F.2d 77, 79 (2d Cir.
1991) (breach of fiduciary duties "could only be asserted derivatively on behalf of the corporation"); Eagle v. AT&T, 769 F.2d 541, 546-47 (9th Cir. 1985) ("Because shareholders do not own the corporation's assets, the wrongful depletion of corporate assets is an injury to the corporation and only an indirect injury to the stockholders.").

   <F12>None  of the  cases  cited  by  Hilton  involved  a  statutory provision equivalent to NRS 78.138(1). Moreover, both Klaus v. Hi-Shear Corp., 528 F.2d 225, 232 (9th Cir. 1975), and CRTF Corp. v. Federated Dep't Stores, Inc., 683 F. Supp. 422, 428-32 (S.D.N.Y. 1988) considered standing under the Securities Exchange Act of 1934, not standing for a breach of fiduciary duty claim.

   <F13> Indeed, one of Hilton's own authorities  contradicts  Hilton, holding that a tender offeror does not have an individual claim "in its capacity as tender offeror for the Board's breach of fiduciary duties", since the "[e]stablished precedent is that a board owes no duty to a tender offeror". See Newell Co. v. Vermont Am. Corp., 725 F. Supp. 351, 368 (N.D. Ill. 1989).

regarded as interfering with the stockholder franchise, and Hilton makes no serious attempt to argue that they do.<F14>

     B.  These Derivative Claims Should Be Dismissed.

     Hilton's interests--as the Shareholder Plaintiffs highlighted on July 31 (see note 9, supra)--are plainly adverse to the interests of ITT and the other ITT stockholders, on whose behalf a derivative claim must be brought.<F15> Not only is Hilton seeking to appropriate value from the other stockholders by stampeding them into accepting its inadequate and coercive bid, but Hilton has acknowledged that it does not even care about the FelCor transaction, which, at least originally, was the focus of this lawsuit. Feldman Aff. P. P. 6, 8. Thus, Hilton is not the proper party to bring these derivative claims.<F16>





--------

   <F14>A mere conclusory  assertion that they do is not enough--facts sufficient to support this allegation must be pleaded. Fleming v. Lind- Waldock & Co., 922 F.2d 20, 23 (1st Cir. 1990); Richman v. W.L. Gore & Assoc., Inc., 881 F. Supp. 895, 905 (S.D.N.Y. 1995). By
contrast, in each of the authorities Hilton relies on, the plaintiffs claimed that their vote had been severely diluted or rendered useless by the alleged conduct. See Packer v. Yampol, C.A. No. 8432, 1986 WL 2582, at *9 (Del. Ch. Apr. 18, 1986) (claim that newly issued supervoting preferred stock effectively preordained the outcome of election for directors); Spillyards v. Abboud, 662 N.E.2d 1358, 1364-65 (Ill. App. Ct.), reh'g denied, C.A. Nos. 1-93-3866, 1-94-0075
(Apr. 3, 1996) (claim that voting agreement for director nominees diluted voting power of remaining non-director shareholders); Lipton
v. News Int'l, 514 A.2d 1075, 1079 (Del. 1986) (claim that exchange share agreement secured defendant's veto power over all shareholder actions subject to a supermajority voting requirement).

   <F15> Indeed,  Hilton  concedes that "[t]he  adversity of interests between Hilton as offeror and ITT as target is self- evident". Opp. at 7.

   <F16>Contrary  to Hilton's  assertion  (Opp.  at 11),  the court in
Newell did not reject an "identical" argument. In Newell, the plaintiff sought to increase his ownership of the target company from 11% to 20% so that he could utilize equity accounting to maximize his investment, and the plaintiff offered to accept a standstill agreement at 25%. Newell, 725 F. Supp. at 356. Thus, the court noted that there was no economic antagonism between the plaintiff and the other shareholders, as all were concerned with maximizing their investment. Id. at 369. Hilton, on the other hand, seeks to maximize its investment at the expense of the other stockholders. Hilton's attempt to distinguish Baron v. Strawbridge & Clothier, 646 F. Supp. 690 (E.D. Pa. 1986) (Opp. at 12) also fails. First, under the terms of Hilton's two-tiered offer, the first 50% of ITT stockholders to tender would not only receive less than market value for their shares, but since they would have cashed out their shares, they would not be able to "participate in any proceeds from sale of the

Moreover, Hilton has failed to comply with the procedural requirements for a derivative claim. Hilton concedes that its amended complaint has not been verified, as required by Fed. R. Civ. P. Rule 23.1. Opp. at 13.<F17> Thus, Counts III, IV, VI and VII should be dismissed.<F18>
III. COUNTS III-V SHOULD BE DISMISSED FOR FAILURE TO STATE A CLAIM UNDER NEVADA LAW.

     A.  Hilton's Unocal Count Fails To State A Claim.

     Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985), is not the law of Nevada. Under Nevada law, otherwise lawful responses to hostile bids are protected so long as they are undertaken "in good faith and with a view to the interests of the corporation". NRS 78.138(1), (4). As Mr. Sader testified:

     "In considering A.B. 644, the Legislature reviewed, but by enacting NRS 78.138(1) did not adopt, the approach taken by some other jurisdictions in applying a heightened standard of scrutiny to the actions taken by directors in certain circumstances, such as in response to a proposed acquisition of control of the corporation". Sader Aff. P. 10; see also Keith P. Bishop, Nevada Corporation Law & Practice, ss. 7.15 at 173-74 (1993).<F19>





--------

company's assets of any future benefits". Id. at 695-96. Second, stockholders on the back-end of the Hilton offer would receive Hilton stock subject to unspecified collars which make the value of such stock highly uncertain. Thus, Hilton's interests are "manifestly antagonistic" to those of other stockholders. Id. at 695.


   <F17>In addition,  Hilton's  assertion that the demand  requirement under Rule 23.1 is inapplicable because demand would have been futile (Opp. at 13) rests solely on Hilton's unsupported assertion that ITT's Board had an entrenchment motive in the transactions at issue. That conclusory assertion is not sufficient--as Hilton acknowledges, it is necessary to "plead facts tending to show that the directors had an entrenchment motive". Opp. at 13; see also note 14, supra. This Hilton has not done.

   <F18>See  Abrams v. Koether,  766 F. Supp.  237, 258 (D.N.J.  1991)
(dismissing complaint in part because plaintiffs failed to verify complaint, and instead offered to cure it by dropping a footnote in opposition brief); Greenspun v. Del E. Webb Corp., 634 F.2d 1204, 1208-10 (9th Cir. 1980) (affirming dismissal for failure to comply with Rule 23.1).

   <F19>Contrary to Hilton's  argument that the Sader affidavit is not admissible (Opp. at 15), this Court has already held that it is. That holding is the law of the case. Thomas v. Bible, 983 F.2d 152, 154 (9th Cir. 1993); Milgard Tempering, Inc. v. Selas Corp. of Am., 902 F.2d 703, 715 (9th Cir. 1990).

Contrary to Hilton's assertion (Opp. at 15), Mr. Sader's affidavit is perfectly consistent with the legislative history of NRS 78.138(1).<F20> Moreover, in every other state with a statute similar to Nevada's, where the statute has been interpreted, the courts have concluded that this form of statute eliminates the "reasonably prudent director" standard that underpins Unocal. See, e.g., WLR Foods, Inc.
v. Tyson Foods,  Inc., 65 F.3d 1172,  1184-85 (4th Cir.  1995),  cert.
denied, 116 S. Ct. 921 (1996).<F21>

     Thus, Hilton's Unocal count should be dismissed.

     B.  Hilton's Revlon Count Fails To State A Claim.

     Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), is not the law of Nevada. In addition to the fact that NRS 78.138(1) makes "good faith" the measure of a board's performance of its duties to the corporation, the Revlon doctrine is inconsistent with the Board's authority to consider a variety of interests other than the short-term interests of stockholders in




-------------------



   <F20>Hilton's  argument  that  the  "good  faith"  standard  in NRS
78.138(1) was contained in predecessor statutes (Opp. at 15 n.*) is misleading. This language was formerly contained in a provision dealing solely with directors' duties regarding interested transactions, not with directors' duties generally. See former NRS 78.140(1); former Cal. Corp. Code ss. 820. And Hilton's further argument that this "good faith" language was previously construed to impose an objective test is simply wrong. None of the authorities relied on by Hilton so held. Leavitt v. Leisure Sports, Inc., 734 P.2d 1221, 1224 (Nev. 1987), merely held that, under NRS 78.140, directors owed "a duty of good faith, honesty and full disclosure", and that contracts between directors and the corporation were valid if they were "fair to the corporation". National Auto. & Cas. Ins. Co. v. Payne, 67 Cal. Rptr. 784, 790 (Cal. Ct. App. 1968), and Buchanan v. Henderson, 131 B.R. 859, 868 (D. Nev. 1990), rev'd on other grounds, 985 F.2d 1021 (9th Cir. 1993), merely noted that Cal. Corp. Code ss. 820 and NRS 78.140 required "good faith" with respect to interested director transactions and, separately, that directors were bound to exercise reasonable care in connection with such transactions; neither court held that the latter proposition followed from the former.

   <F21>By  contrast,  the authorities  relied on by Hilton from other jurisdictions (Opp. at 14 n.*) are all inapposite since none of them involved a statutory provision similar to NRS 78.138(1). Missouri and Wisconsin do not have comparable provisions, and Florida, Indiana, Michigan and Oregon's statutes all contain an express "ordinarily prudent person" standard. Fla. Stat. Ann. ss. 607.0830; Ind. Code Ann. ss. 23-1-35-1; Mich. Stat. Ann. ss. 21.200 (541a); Or. Rev. Stat. ss.
60.357.

exercising its powers, including in response to a hostile tender offer. NRS 78.138(3), (4).

     Contrary to Hilton's assertion (Opp. at 17), Delaware law does not, like Nevada law, permit broad consideration of the interests of other constituencies in responding to a hostile takeover attempt. The Revlon court held that such interests could only be considered "provided there are rationally related benefits accruing to the stockholders". Revlon, 506 A.2d at 182.<F22> Moreover, Revlon's mandate that, after the Board has decided to sell the corporation, it may no longer take these interests into account and may only consider the short- term interests of stockholders in securing the best price (id.),<F23> is flatly inconsistent with Nevada law. NRS 78.138(3) makes clear that the Board may consider the interests of other constituencies in exercising its powers at any time; this authority does not end if and when the corporation is put up for sale.<F24>

     Thus, Hilton's Revlon count should be dismissed.<F25>



--------




   <F22>See also Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1124 n.9
(Del. Ch. 1990) (noting that the traditional Delaware model of the nature of the corporation, which sees shareholders as "owners", limits consideration of other constituencies' interests).

   <F23>The  Revlon  court held that the target's  board  breached its duty of loyalty to stockholders by seeking to protect the interests of noteholders. Revlon, 506 A.2d at 182.

   <F24> See Stepak v.  Schey,  553  N.E.2d  1072,  1078  (Ohio  1990)
("[T]he directors are not held to a duty to the shareholders to obtain, like an auctioneer, the highest price possible for their shares of the corporation. The law of the State of Delaware to that effect as pronounced in Revlon is not applicable in Ohio."). The Ohio statutory provision relied on in Stepak is similar to the Nevada statute. Ohio Rev. Code Ann. ss. 1701.59(E). By contrast, all of the authorities that Hilton relies on from other jurisdictions (Opp. at 16 n.**) are inapposite, since none of them involved such a statute. Virginia and Michigan do not have "multiple constituency" statutes, and Tennessee's statute only provides that directors may consider the interests of multiple constituencies if their charter so provides. Tenn. Code Ann. ss. 48-35-204.

   <F25> In any event,  even under  Delaware law,  ITT's actions would not trigger Revlon duties. The assets that ITT has allegedly sold constitute only a small proportion of ITT's total assets--clearly not sufficient for the sale or break-up of the company that is required by Revlon. See Tomczak v. Morton Thiokol, Inc., Civ. No. 786, 1990 WL 42607, at *15 (Del. Ch. Apr. 5, 1990) (sale of one of four corporate divisions does not trigger Revlon duties). And Hilton's attempt (Opp. at 17) to

     C.  Count V Fails To State A Claim.

     NRS 78.565 requires a stockholder vote where a corporation "sell[s], lease[s] or exchange[s] all of its property and assets". The sale by ITT of a small proportion of its assets to FelCor does not constitute a sale of "all" of ITT, and thus the provisions of NRS
78.565 are not implicated.

     Hilton argues that "all" does not mean "all", but rather "substantially all". Opp. at 18. This flies in the face of the statute's plain language.<F26> Moreover, the authority Hilton relies on is inapposite. Although Hilton cites Umbriac v. Kaiser, 467 F. Supp. 548, 553 n.4 (D. Nev. 1979), for the proposition that NRS 78.565 "parallels" a Delaware statute, Del. Code. Ann. tit. 8 ss. 271, which expressly provides for a shareholder vote where "all or substantially all" of a company's assets or property are sold (Opp. at 18), Umbriac itself states that "NRS 78.565 governs stockholder approval of a disposition of all corporate assets". Umbriac, 467 F. Supp. at 553 (emphasis added). Umbriac involved the complete liquidation of a company--involving "all" of its assets--and thus never addressed whether the term "all" under Nevada law was analogous to "all or substantially all" under Delaware law.<F27>




--------


parlay ITT's recently announced Plan into a sale or break-up also fails. As explained above (see pp. 7-8, supra), the Plan does not involve a sale or break-up of ITT; it involves the spinoff of some of ITT's businesses to companies owned by ITT's stockholders and a sale of a minority interest in ITT's telephone directories business. See In re Santa Fe Pacific Corp. Shareholder Litig., 669 A.2d 59, 71 (Del.
1995) (requiring sale or break- up of corporation to trigger Revlon duties).

   <F26> See Holliday v.  McMullen,  756 P.2d 1179,  1180 (Nev.  1988)
(words within statutes should be given their common sense meaning). If the Nevada legislature had intended "all" to mean "substantially all", it would have said so. Indeed, NRS 78.565 was amended in 1989 and 1993 without any change to the "all" provision.

   <F27>  Hilton's  reliance  (Opp.  at  19)  on  the  Model  Business
Corporation Act is also misplaced. The reference in the Model Business Corporation Act-- which itself uses the term "all or substantially all"--does not refer to a discussion of Nevada's "all" provision, but rather mistakenly--and without explanation--groups Nevada as one of several states that require shareholder approval for a sale of all or substantially all of a corporation's assets. Hilton's other authority, Foster v. Arata, 325 P.2d 759, 767 (Nev. 1958), is simply irrelevant--it dealt with a completely different statute.

     Moreover, the FelCor transaction obviously does not constitute a sale of anything remotely close to "substantially all" of ITT's assets. See note 6, supra. Thus, even under Delaware law, there would be no requirement of a stockholder vote.

IV. HILTON'S NEW COUNTS SHOULD BE DISMISSED FOR FAILURE TO JOIN INDISPENSABLE PARTIES.

     Hilton seeks to challenge the FelCor transaction, concededly without joining FelCor. Now, Hilton also seeks to challenge some number of ITT's recent management and franchise agreements without joining any of the counterparties to those transactions, or even identifying who they are. That is plainly improper. It is the law of this Circuit that "in an action to set aside a lease or a contract, all parties who may be affected by the determination of the action are indispensable". Lomayaktewa v. Hathaway, 520 F.2d 1324, 1325 (9th Cir.
1975), cert. denied sub nom. Susenkewa v. Kleppe, 425 U.S. 903 (1976). Hilton has cited no authority to the contrary.<F28>

     Hilton's assertion that the general rule should not apply here is unfounded. Opp. at 20. As an adverse party to a contract, FelCor's interests are plainly not identical to ITT's, and--as Hilton's recent motion to compel ITT to unseal FelCor's confidential documents highlights--ITT cannot adequately represent those interests.<F29> Since FelCor will certainly be "affected" by a rescission of the contract, it is an indispensable party. The same is true for the counterparties to



--------


   <F28> Indeed,  in one of Hilton's  authorities (Opp. at 20), United
States ex rel. Gulbronson v. D&J Enterprises, No. 93-C-233-C, 1993 U.S. Dist. LEXIS 19843, at *13 (W.D. Wis. Dec. 23, 1993), the court expressly confirmed that "[a]s a general rule, an action to set aside a contract should not proceed without the presence of all parties to the contract".

   <F29> Hilton's  authorities  (Opp. at 20) are  inapposite.  Neither involved a two-party contract where one of the parties was absent from the litigation. In Gulbronson, a Native American tribe was held not to be a necessary party to a lawsuit in which members of the tribe were already parties and were representing the tribe's interests. See Gulbronson, 1993 U.S. Dist. LEXIS 19843, at *12-14. And in Fidelity & Deposit Co. v. City of Sheboygan Falls, 713 F.2d 1261, 1268 (7th Cir.
1983), a contractor was held not to be an indispensable party where his interests would be represented by the company that posted his performance bond on the contract at issue.

each of the management and franchise agreements that Hilton seeks to challenge. In their absence, Hilton's claims must be dismissed.<F30>

V.   IN THE ALTERNATIVE, PARTIAL SUMMARY JUDGMENT SHOULD BE GRANTED.

     Hilton's conclusory assertions about the FelCor transaction are false, as Hilton knew when it filed its amended complaint. See pp. 2-6, supra. Moreover, Hilton's assertions about the other management and franchise agreements are also demonstrably unfounded. Id. As Mr. Feldman's affidavit and the other evidence submitted by ITT shows-- [REDACTED]--(a) change-of-control provisions were demanded both by FelCor and by other hotel owners and franchisees because of their concerns about Hilton's intentions, including its alliance with HFS;
(b) these hotel owners and franchisees insisted upon such provisions for their own legitimate business reasons; (c) ITT was compelled to agree to these provisions in order to continue developing its business and to continue enhancing stockholder value; (d) Hilton itself does not view the sale of hotels to FelCor as material or threatening; and
(e) the 58 management and franchise agreements that Hilton seeks to challenge are all either purely accretive, new contracts or renewal agreements and do not involve the sale of any assets by ITT. Id.

     Hilton has not submitted any evidence that contradicts any of Mr. Feldman's testimony or any of the other evidence submitted by ITT, or that raises a genuine




--------


   <F30> Hilton argues that joinder of FelCor rather than dismissal of the action is appropriate. Opp. at 20-21. However, Hilton has made no effort to demonstrate, as it must, that the Court has personal jurisdiction over FelCor--which is a partnership owned by a Maryland corporation and a California corporation and has its principal place of business in Texas-- nor that venue in this Court would be preserved if FelCor were joined. Moreover, Hilton has not attempted to explain how the Court could have diversity jurisdiction over its claims if FelCor were joined, given that Hilton has its principal place of business in California and one of FelCor's partners is incorporated there. And Hilton has made no effort to demonstrate that jurisdiction and venue could be preserved if the counterparties to the management and franchise agreements were joined. Indeed Hilton has not even identified who these counterparties are. Accordingly, under Fed. R. Civ. P. Rule 19(b), dismissal is appropriate.

issue for trial with respect to any of these matters. Most notably, Hilton has not submitted a responsive affidavit from Mr. Bollenbach, despite its obligation to do so pursuant to Fed. R. Civ. P. Rule 56(e):

     "When a motion for summary judgment is made and supported as provided in this rule, an adverse party may not rest upon the mere allegations or denials of the adverse party's response, but the adverse party's response, by affidavits or as otherwise provided in this rule, must set forth specific facts showing that there is a genuine issue for trial".<F31>

     Instead, Hilton argues that, even if third parties did demand the change- of-control provisions, it was a breach of fiduciary duty for ITT's Board to agree to them. Opp. at 21. Hilton offers no explanation for this assertion. Moreover, Hilton's assertion ignores the fact that, because of the Sheraton partners' concerns about Hilton's intentions, including the alliance with HFS, ITT was compelled to agree to these provisions in order to continue developing its business and to continue enhancing stockholder value. See pp. 2-6, supra. [REDACTED] Under these circumstances, the change-of-control provisions were plainly entered into "in good faith and with a view to the interests of the corporation", as required by NRS 78.138(1).<F32>

     Thus, summary judgment is appropriate on Hilton's claims with respect to the FelCor transaction and the management and franchise agreements.

--------


   <F31> Hilton has also failed to submit an affidavit  explaining its failure to respond to ITT's  evidence,  as required by Fed. R. Civ. P.
Rule 56(f).

   <F32> Thus,  Hilton's  authorities (Opp. at 21) are inapposite.  In neither Paramount Communications Inc. v. QVC Network Inc., 637 A.2d 34 (Del. 1994), nor Revlon was the board required to agree to the provision at issue in order to continue developing its business and enhancing stockholder value. Moreover, Paramount and Revlon were both Delaware cases, and thus NRS 78.138(1) was not applicable.

                              CONCLUSION

     For the foregoing reasons, the Court should dismiss Counts III-VII of Hilton's First Amended and Supplemental Complaint or, in the alternative, grant partial summary judgment.

     DATED this 5th day of August, 1997.

                                   KUMMER KAEMPFER BONNER & RENSHAW



                                   By /s/ Von S. Heinz
                                     THOMAS F. KUMMER
                                     VON S. HEINZ
                                     Seventh Floor
                                     3800 Howard Hughes Parkway
                                     Las Vegas, Nevada 89109
                                     Attorneys for Defendant/Counterclaimant
                                     ITT CORPORATION

                        CERTIFICATE OF SERVICE

     Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing ITT'S REPLY MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF ITS MOTION TO DISMISS COUNTS III-VII OF THE FIRST AMENDED AND SUPPLEMENTAL COMPLAINT OR, IN THE ALTERNATIVE, FOR PARTIAL SUMMARY JUDGMENT was made this date by delivering by hand a true copy of the same to the following:

               Steve Morris
               Kristina Pickering
               Schreck Morris
               1200 Bank of America Plaza
               300 South Fourth Street
               Las Vegas, Nevada 89101

and by delivering by facsimile and by overnight mail a true copy of the same to the following:

               Bernard W. Nussbaum
               Eric M. Roth
               Marc Wolinsky
               Scott L. Black
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019

     DATED this 5th day of August, 1997.

                                     /s/ Judith A. Viennau
                                    An Employee of Kummer Kaempfer Bonner &
                                      Renshaw